Exhibit 2

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

ADARA ACQUISITION CORP.,

ADARA MERGER SUB, INC.,

and

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Dated as of June 22, 2022

TABLE OF CONTENTS

i

ii

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Lock-Up Agreement
EXHIBIT C	Form of Amended and Restated Adara Insider Agreement
EXHIBIT D	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT E	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT F	Form of Adara Second Amended and Restated Certificate of Incorporation
EXHIBIT G	Directors and Officers of the Surviving Corporation and Adara

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Adara Initial Stockholders

iii

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of June 22, 2022 (this “Agreement”), by and among Adara Acquisition Corp., a Delaware corporation (“Adara”), Adara Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Alliance Entertainment Holding Corporation, a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Adara;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Adara and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Adara;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Adara (the “Adara Board”) has (a) received an opinion from ThinkEquity LLC concluding that the transaction is fair to the stockholders of Adara from a financial point of view, (b) unanimously approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Closing Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Adara;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Adara, the Company, and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Adara, the Company, and the Adara Initial Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Stockholder Support Agreement, dated as of the date hereof (the “Sponsor Stockholder Support Agreement”), providing that, among other things, the Adara Initial Stockholders will vote their shares of Adara Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Adara, the Key Company Stockholders and the Adara Initial Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, the Key Company Stockholders shall each enter into Lock-Up Agreements with Adara (each, a “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Closing, the Adara Initial Stockholders shall enter into separate Amended and Restated Adara Insider Agreements (each, an “Amended and Restated Adara Insider Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, upon consummation of the Merger, the Company shall amend and restate its certificate of incorporation to name the Company, “AENT Corporation”, as set forth in the form attached hereto as Exhibit D, and Adara shall amend and restate its certificate of incorporation to name Adara, “Alliance Entertainment Holding Corporation” as set forth in the form attached hereto as Exhibit F; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01      Certain Definitions. For purposes of this Agreement:

“Adara Certificate of Incorporation” means the Amended and Restated Adara Certificate of Incorporation dated February 8, 2021.

“Adara Closing Price” means, with respect to a Trading Day, the closing price for such Trading Day of one share of Adara Class A Common Stock on the Trading Market as reported by Bloomberg Financial L.P.

“Adara Common Stock” means Adara’s Class A Common Stock, par value $0.0001 per share (“Adara Class A Common Stock”), Class B Common Stock, par value $0.0001 per share (“Adara Class B Common Stock”) and Class E Common Stock, par value $0.0001 per share (“Adara Class E Common Stock”).

“Adara Initial Stockholders” means the stockholders of Adara listed on Schedule C hereto.

“Adara Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Adara; or (b) would prevent, materially delay or materially impede the performance by Adara or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Adara Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Adara operates; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Adara as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Adara is materially disproportionately affected thereby as compared with other participants in the industry in which Adara operates.

“Adara Organizational Documents” means the Adara Certificate of Incorporation, Adara bylaws, and Trust Agreement of Adara, in each case as amended, modified or supplemented from time to time.

“Adara Units” means one share of Adara Class A Common Stock and one-half of one Adara Warrant.

“Adara Warrant Agreement” means that certain warrant agreement dated February 8, 2021 by and between Adara and Continental Stock Transfer & Trust Company.

“Adara Warrants” means whole warrants to purchase shares of Adara Common Stock as contemplated under the Adara Warrant Agreement, with each whole warrant exercisable for one share of Adara Common Stock at an exercise price of $11.50.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amended and Restated Adara Insider Agreements” means the amended and restated insider agreements between Adara and each of the Adara Initial Stockholders substantially in the form attached as Exhibit C.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Stockholder Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Amended and Restated Adara Insider Agreements, the Employment Agreements, the Contingent Consideration Escrow Agreement and all other agreements, certificates and instruments executed and delivered by Adara, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i)            voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii)            investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company dated August 9, 2010, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company and each subsidiary of the Company.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Adara has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned by any Company Group Member.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group or any vendors or customers of the Group that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Adara’s escrow and transfer agent.

“Contingent Consideration Eligible Company Equityholder” means all holders of Company Common Stock as of immediately prior to the Effective Time.

“Contingent Consideration Pro Rata Share” means the pro rata portion allocated to each Contingent Consideration Eligible Company Equityholder and as set forth on Section 3.03 to the Company Disclosure Schedule.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Credit Facility” means that certain Loan and Security Agreement, dated as of February 21, 2017, by and among the Company, Bank of America, N.A., and the other parties thereto, as amended, restated, supplemented, extended, or otherwise modified in writing from time to time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Employment Agreements” means the Employment Agreements between the Company and each of Bruce Ogilvie and Jeff Walker in a form reasonably acceptable to Adara.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all Permits required under Environmental Laws for the conduct of the business and activities of the Company and its Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Per Share Amount by (b) $10.00.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Adara, the actual knowledge of Tom Donaldson, Paul Porter, and Thomas Fink, in each case after reasonable inquiry.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and its Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Per Share Amount” means the quotient obtained by dividing (a) $475,000.000y by (b) the Company Outstanding Shares.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy Laws.

“Privacy Laws” means any and all applicable Laws, legal requirements, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, to the extent applicable to the Company: the privacy and data security practices required by the Federal Trade Commission acting under the authority of the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), 201 C.M.R 17.00, the New York Stop Hacks and Improve Electronic Data Security (SHIELD) Act, the Payment Card Industry Data Security Standard (PCI-DSS), the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the EU General Data Protection Regulation, Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification, online privacy or marketing in connection with any Personal Information, and any Laws relating to the use of biometric identifiers.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Adara Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Software” means all computer software (in object code or source code format), data and databases, developer materials, including but not limited to pseudo-code, programmer comments, user manuals, platform specifications, compilation environments and related documentation and materials, including any embedded or linked third party software, libraries or databases.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Adara or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income (net or gross), estimated, business, occupation, corporate, capital, profits, gross receipts, transfer, stamp, registration, employment, recording. payroll, unemployment, minimum, alternative minimum, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, intangible. sales, use, turnover, goods and services, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Technology” means any and all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all technology used in, incorporated in, embodied in, displayed by, related to, or used in connection with any of the foregoing.

“Trading Day” means any day on which the Adara Class A Common Stock is actually traded on the Trading Market.

“Trading Market” means the New York Stock Exchange or such other stock market on which the Adara Class A Common Stock is trading at the time of determination.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Adara, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III.

“Triggering Event I” means the first date on which the Adara Class A Common Stock over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $20.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class A Common Stock occurring on or after the Closing).

“Triggering Event II” means the first date on which the Adara Class A Common Stock over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $30.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class A Common Stock occurring on or after the Closing).

“Triggering Event III” means the first date on which the Adara Class A Common Stock over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $50.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class A Common Stock occurring on or after the Closing).

“Virtual Data Room” means the virtual Firmex data room established by the Company, access to which was given to Adara in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

Section 1.02      Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2021 Balance Sheet	Section 4.07
Action	Section 4.09
Adara	Preamble
Adara Board	Recitals
Adara Preferred Stock	Section 5.03(a)
Adara Proposals	Section 7.01(a)
Adara SEC Reports	Section 5.07(a)
Adara Stockholders’ Meeting	Section 7.01(a)
Agreement	Preamble
Alternative Transaction	Section 7.05
Amended and Restated Adara Insider Agreement	Recitals
Annual Financial Statements	Section 4.07(a)
Antitrust Laws	Section 7.13(a)
Audited Financial Statements	Section 7.17
Blue Sky Laws	Section 4.05(b)
Certificate of Merger	Section 2.02(a)
Certificates	Section 3.02(b)
Change of Control	Section 3.03(f)
Claims	Section 6.03
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Code	Section 3.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Permits	Section 4.06
Company Stockholder Approval	Section 4.18

Company Stockholder Meeting	Section 7.03
Confidentiality Agreement	Section 7.04(b)
Contingent Consideration Shares	Section 3.03(a)
Continuing Employees	Section 7.06(a)
Contracting Parties	Section 10.11
DGCL	Recitals
Effective Time	Section 2.02(a)
Environmental Permits	Section 4.15
ERISA Affiliate	Section 4.10(c)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Existing Security Agreements	Section 4.16(a)(v)
GAAP	Section 4.07(a)
Governmental Authority	Section 4.05(b)
Health Plan	Section 4.10(k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
IRS	Section 4.10(b)
Law	Section 4.05(a)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals
Major Customers	Section 4.19(a)
Major Vendors	Section 4.19(b)
Material Contracts	Section 4.16(a)
Maximum Annual Premium	Section 7.08(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.03(b)
Nonparty Affiliates	Section 10.11
Ordinary Commercial Agreement	Section 4.14(b)
Outside Date	Section 9.01(b)
Per Share Closing Merger Consideration	Section 3.01(a)(i)
Plans	Section 4.10(a)
PPACA	Section 4.10(k)
Proxy Statement	Section 7.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
Reviewed Financial Statements	Section 7.17
SEC	Section 5.07(a)
Securities Act	Section 5.07(a)
Sponsor Stockholder Support Agreement	Recitals
Stockholder Support Agreement	Recitals

Surviving Corporation	Section 2.01
Terminating Company Breach	Section 9.01(d)
Terminating Adara Breach	Section 9.01(g)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Written Consent	Section 7.03

Section 1.03      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01      The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02      Effective Time; Closing.

(a)            As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing and effectiveness of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)            Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article III. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04      Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit D attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b)            The parties hereto shall take all actions necessary so that at the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c)            At the Closing, Adara shall amend and restate, effective as of the Effective Time, the Adara Certificate of Incorporation to be as set forth on Exhibit F and, as so amended and restated, shall be the certificate of incorporation of Adara until thereafter amended as provided by the DGCL and such certificate of incorporation.

(d)            At the Closing, Adara shall amend and restate, effective as of the Effective Time, the Adara bylaws in form and substance as mutually agreed upon by Adara and the Company and, as so amended and restated, shall be the bylaws of Adara until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

Section 2.05      Directors and Officers.

(a)            The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit G hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed or their earlier death, resignation or removal.

(b)            The parties shall cause the Adara Board and the officers of Adara as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit G, each to hold office in accordance with the DGCL and the Adara Certificate of Incorporation and the bylaws of Adara and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed or their earlier death, resignation or removal.

Section 2.06      U.S. Tax Treatment.

For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the parties intends that (a) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Adara and the Company is a party under Section 368(b) of the Code, and (b) the Contingent Consideration Shares (i) are eligible for nonrecognition treatment under Section 354 of the Code in connection with the reorganization described in clause (a) (and will not be treated as “other property” within the meaning of Section 356 of the Code) and (ii) shall be treated as received by the applicable Contingent Consideration Eligible Company Equityholder on the Closing Date for Tax purposes (and no interest shall be imputed on any such Contingent Consideration Shares released to such Contingent Consideration Eligible Company Equityholder), (such treatment in clauses (a) and (b), the “Intended Tax-Free Treatment”). The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax-Free Treatment, except as otherwise required under applicable Tax Law.

Article III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01      Conversion of Securities.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of Adara, Merger Sub, the Company or the holders of any of the following securities:

(i)            each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, “Dissenting Shares”), shall be canceled and converted into the right to receive (A) the number of shares of Adara Class A Common Stock equal to the Exchange Ratio subject to the rounding provision in Section 3.02(j) (the “Per Share Closing Merger Consideration”) and (B) a number of Contingent Consideration Shares in accordance with Section 3.03, if any;

(ii)            all shares of Company Common Stock held in the treasury of the Company as of immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)            each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 3.05 and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.05; and

(iv)            each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

Section 3.02      Exchange of Certificates.

(a)            Exchange Agent. On the Closing Date, Adara shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the Company Stockholders, for exchange in accordance with this Article III, the number of shares of Adara Common Stock sufficient to deliver the aggregate Per Share Closing Merger Consideration payable pursuant to this Agreement (such shares of Adara Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c) and any adjustments pursuant to Section 3.02(e), being hereinafter referred to as the “Exchange Fund”). Adara shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Closing Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)            Exchange Procedures.

(i)            As promptly as practicable after the date hereof, Adara shall use its reasonable best efforts to cause the Exchange Agent to mail to each record holder of Company Common Stock as evidenced by certificates (the “Certificates”) and entitled to receive the Per Share Closing Merger Consideration pursuant to this Article III: a letter of transmittal, which shall be in a form reasonably acceptable to Adara and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu of the Certificate as provided in Section 3.02(i)) pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or affidavit of loss in lieu of the Certificate as provided in Section 3.02(i)), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Adara shall cause the Exchange Agent to deliver the Per Share Closing Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Closing Merger Consideration in accordance with this Article III shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Closing Merger Consideration that such holder is entitled to receive in accordance with the provisions of this Article III.

(ii)            Within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Adara shall cause the Exchange Agent to deliver to each record holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry the Per Share Closing Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c)            Distributions with Respect to Unexchanged Shares of Adara Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Adara Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any surrendered Certificate with respect to the shares of Adara Class A Common Stock to be issued in exchange therefor until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Adara shall pay or cause to be paid to the holder of the shares of Adara Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Adara Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Adara Class A Common Stock.

(d)            No Further Rights in Company Common Stock. The Per Share Closing Merger Consideration payable in connection with the conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e)            Adjustments to Per Share Consideration. The Per Share Closing Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Adara Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Stockholders for one year after the Effective Time shall be delivered to Adara, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Adara for the Per Share Closing Merger Consideration, if any. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Adara free and clear of any claims or interest of any person previously entitled thereto.

(g)            No Liability. None of the Exchange Agent, Adara or the Surviving Corporation shall be liable to any holder of Company Common Stock for any Adara Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)            Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Adara, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. Notwithstanding the foregoing, Adara and the Surviving Corporation shall use its reasonable best efforts to provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes or amounts payable to a Company Stockholder in the event a Company Stockholder fails to deliver an Internal Revenue Service Form W-9, completed and duly executed by such Company Stockholder) at least ten (10) days prior to the date of the relevant payment and shall use its reasonable best efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Closing Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of this Article III.

(j)            Fractional Shares. No certificates or scrip or shares representing fractional shares of Adara Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Adara or a holder of shares of Adara Class A Common Stock. In lieu of any fractional share of Adara Common Stock to which each holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Adara Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03      Contingent Consideration.

(a)            Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event that occurs before the fifth year anniversary of the Closing Date with respect to Section 3.03(a)(i), before the seventh year anniversary of the Closing Date with respect to Section 3.03(a)(ii), and before the tenth year anniversary of the Closing Date with respect to Section 3.03(a)(iii), (in each case, as applicable to such clause, the “Contingent Consideration Period”), each Contingent Consideration Eligible Company Equityholder (in accordance with its respective Contingent Consideration Pro Rata Share) is eligible to receive the following shares of Adara Class E Common Stock, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class E Common Stock occurring on or after the Closing and prior to the date of such issuance, the “Contingent Consideration Shares”):

(i)            Upon the occurrence of Triggering Event I prior to the fifth year anniversary of the Closing, a one-time issuance of an aggregate of 20,000,000 Contingent Consideration Shares;

(ii)            Upon the occurrence of Triggering Event II prior to the seventh year anniversary of the Closing, a one-time issuance of an aggregate of 20,000,000 Contingent Consideration Shares; and

(iii)            Upon the occurrence of Triggering Event III prior to the tenth year anniversary of the Closing, a one-time issuance of an aggregate of 20,000,000 Contingent Consideration Shares.

For the avoidance of doubt, the Contingent Consideration Eligible Company Equityholders shall be entitled to receive Contingent Consideration Shares upon the occurrence of each Triggering Event during the applicable Contingent Consideration Period; provided, however, that in no event shall the Contingent Consideration Eligible Company Equityholders be entitled to receive Contingent Consideration Share after the tenth year anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Contingent Consideration Eligible Company Equityholders be entitled to receive an aggregate of more than 60,000,000 Contingent Consideration Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping Trading Days.

(b)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Adara Class E Common Stock shall be issued in respect of Contingent Consideration Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Adara Class E Common Stock. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of Adara Class E Common Stock, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(c)            Issuance of Contingent Consideration Shares in Escrow at Closing. The Contingent Consideration Shares (i) shall be issued to the Contingent Consideration Eligible Company Equityholders at the Closing pursuant to this Section 3.03, duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in the Contingent Consideration Escrow Agreement; (ii) shall be placed in escrow pursuant to an escrow agreement in form and substance as reasonably agreed upon by Adara and the Company (the “Contingent Consideration Escrow Agreement”), and (iii) shall not be released from escrow until they are earned as a result of the occurrence of the applicable Triggering Event. The Contingent Consideration Shares that are not earned on or before the expiration of the Contingent Consideration Period shall be automatically forfeited and cancelled. During such time as the Contingent Consideration Shares are in escrow and for so long as the Contingent Consideration Shares are not forfeited and/or cancelled: (A) the Contingent Consideration Shares shall be shown as issued and outstanding on Adara’s financial statements, and shall be outstanding as of the Effective Time; (B) each Contingent Consideration Eligible Company Equityholders will have all rights with respect to the Contingent Consideration Shares attributable to ownership of such Contingent Consideration Shares except (1) the right of possession thereof, (2) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein, and (3) the right to be paid dividends with respect such shares (other than non-taxable stock dividends, which shall remain in and become part of the Contingent Consideration Shares). the Contingent Consideration Eligible Company Equityholders will have the right to vote such Contingent Consideration Shares, as more fully set forth in and subject to the terms and conditions of the Contingent Consideration Escrow Agreement. As more fully set forth in the Second Amended and Restated Adara Certificate of Incorporation, upon the occurrence of any Triggering Event, the Contingent Consideration Shares held in escrow as Adara Class E Common Stock that are released as a result of such Triggering Event will automatically convert into the same number of shares of Adara Class A Common Stock.

(d)            Within ten (10) Business Days of the occurrence of any Trigger Event, Adara shall release or cause to be released, upon the terms and subject to the conditions set forth in this Agreement and the Contingent Consideration Escrow Agreement, the Contingent Consideration Shares to the applicable Contingent Consideration Eligible Company Equityholder, unless such Contingent Consideration Eligible Company Equityholder has provided written notification to Adara that such Contingent Consideration Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Contingent Consideration Shares (in such event Adara shall not issue any Contingent Consideration Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated). For the avoidance of doubt, upon release from escrow the Contingent Consideration Shares shall be in the form of Adara Class E Common Stock shall automatically convert into Adara Class A Common Stock.

(e)            Tax Treatment of Contingent Consideration Shares. Any issuance of Contingent Consideration Shares shall be (i) eligible for nonrecognition treatment under Section 354 of the Code in connection with the reorganization and (ii) not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(f)            Efforts to Remain Listed. During the Contingent Consideration Period, Adara shall take reasonable efforts for Adara to remain listed as a public company on, and for the Adara Class A Common Stock to be tradable over, Nasdaq, the New York Stock Exchange or another national securities exchange; provided, however, that the foregoing shall not limit Adara from consummating a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of Adara or the Company or a merger, consolidation, recapitalization or other transaction in which any Person other than Adara or any Affiliate of Adara becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in the Company (a “Change of Control”) or entering into a Contract that contemplates a Change of Control. Upon the consummation of any Change of Control during the Contingent Consideration Period, Adara shall have no further obligations pursuant to this Section 3.03(f).

Section 3.04      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except the right to receive the Per Share Merger Consideration in accordance with this Agreement and by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Adara for any reason shall be canceled and exchanged for the Per Share Closing Merger Consideration in accordance with the provisions of Article III.

Section 3.05      Appraisal Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Closing Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Closing Merger Consideration without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)            Prior to the Closing, the Company shall give Adara (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Adara (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03(a) or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Adara and Merger Sub as follows:

Section 4.01      Organization and Qualification; Subsidiaries.

(a)            The Company, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02      Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Adara in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents (collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents and are in full force and effect. No Company Group Member is in material violation of any of the provisions of its respective Company Group Organizational Documents.

Section 4.03      Capitalization.

(a)            The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date hereof, (i) 900 shares of Company Common Stock are issued and outstanding and (ii) 57 shares of Company Common Stock are held in the treasury of the Company.

(b)            Other than as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. Any Company Group Member is not a party to, or otherwise bound by, and the Company Group Member has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of any Company Group Member. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c)            There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d)            All outstanding shares of the Company and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary (i) have been duly authorized and are validly issued, fully paid and nonassessable and (ii) were offered, sold, issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group organizational documents.

(e)            The stockholders of the Company set forth on Section 4.03(e) of the Company Disclosure Schedule collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock). Except for the shares of Company Common Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding. Section 4.03(e) of the Company Disclosure Schedule sets forth, the following information with respect to each stockholder of the Company: (i) the name of the stockholder; and (ii) the number and class of capital stock held by such stockholder.

(f)            All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any preemptive rights and other similar requirements set forth in applicable contracts to which the applicable Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions that have not been or will be waived on or prior to the Closing Date.

(g)            Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, were offered, sold and issued in compliance in all material respects with applicable securities Laws, were not issued in material breach or violation of the applicable Company Group Member Organizational Documents, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Member Organizational Documents.

Section 4.04      Authority Relative to this Agreement. The Company has all necessary corporate power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Adara and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved this Agreement and the Transactions, and directed that this Agreement be submitted to the Company Stockholders for their adoption.

Section 4.05      No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06      Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07      Financial Statements.

(a)            The Company has made available to Adara in the Virtual Data Room true and complete copies of the audited balance sheet of the Company Group as of June 30, 2021, June 30, 2020 and June 30, 2019, and the related unaudited statements of operations and cash flows of the Company Group for the years ended June 30, 2019, June 30, 2020 and June 30, 2021 (collectively, the “Annual Financial Statements”). Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)            The Company has made available to Adara in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of December 31, 2021 (the balance sheet as of December 31, 2021, the “2021 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six (6) months then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)            Except as and to the extent set forth on the 2021 Balance Sheet, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2021 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect. No Company Group Member has any indebtedness for money borrowed other than indebtedness incurred under the Credit Facility or as set forth on Section 4.07(c) of the Company Disclosure Schedule.

(d)            Since June 30, 2021, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)            The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.08      Absence of Certain Changes or Events. Since February 28, 2021 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09      Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) including but not limited to any action brought by any third party, that is pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of the Company Group Member, before any Governmental Authority except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 4.09 of the Company Disclosure Schedule, no Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10      Employee Benefit Plans.

(a)            Section 4.10(a) of the Company Disclosure Schedule lists all employment and consulting contracts or agreements to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by the Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member or any ERISA Affiliate has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)            With respect to each Plan, the Company has made available to Adara in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan to the extent required by applicable Law, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            None of the Plans is, nor has the Company or any ERISA Affiliate ever maintained, sponsored or contributed to or have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)            Except as disclosed in Section 4.10(d) of the Company Disclosure Schedule, no Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by any Company Group Member or any of its Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

(e)            None of the Plans provides, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any material obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)            Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)            Within the past six (6) years there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the any Company Group Member or any ERISA Affiliate. There have been no material acts or material omissions by any Company Group Member or any ERISA Affiliate in the past six (6) years that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i)            All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group or the applicable ERISA Affiliate except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j)            Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)            Each Company Group Member and each ERISA Affiliate and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11      Labor and Employment Matters.

(a)            The Company has made available to Adara in the Virtual Data Room a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation, including any and all outstanding annual bonuses and deferred bonuses. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)            (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has not been, nor, to the knowledge of the Company, has there been any material threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c)            The Company Group is and have in the past six (6) years been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12      Real Property; Title to Assets.

(a)            The Company Group Member does not own any real property.

(b)            Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Adara in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member. The Company Leased Real Property constitute all the material property used in the operation of the business of the Company Group.

(c)            Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)            The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

Section 4.13      Intellectual Property; Data Privacy and Security.

(a)            Section 4.13(a)(i)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $100,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company Group as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)            The Company Group solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)            Since December 31, 2018, the Company Group has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Since December 31, 2020, no Company Group Member has disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)            Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, (i) since December 31, 2018, there have been no material claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member does not to the Company’s knowledge materially infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no third party is infringing, misappropriating or violating any of the Company-Owned IP; and (iv) in the past three (3) years, no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)            All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with a Company Group Member, substantially in the form made available to Adara in the Virtual Data Room, and pursuant to which such persons assigned to a Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)            Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in the business of the Company Group, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in the business of the Company Group.

(g)            No Company Group Member uses or since December 31, 2020 has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge.

(h)            The Company or a Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all of the Business Systems, and such Business Systems are sufficient for the current needs of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since December 31, 2020, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(i)            The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any restrictions other than those imposed by applicable Privacy Laws and Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(j)            All past and current employees and independent contractors of the Company Group are, or were, while employed or performing services for the Company, under written obligation (whether through Company policies, independent contractor agreements, or other written requirements or policies) to one or more of the Company Group Members to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

(k)            The Business Systems are adequate and sufficient for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted. To the knowledge of the Company, the Business Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that could (i) materially disrupt or adversely affect the functionality of any Business Systems or (ii) enable or assist any Person to access without authorization any Business Systems. The Company takes reasonable measures to maintain the performance and security of the Business Systems (and all information and data stored thereon), and since June 30, 2021, the Business Systems have not suffered any material malfunction, failure or security breach.

(l)            To the knowledge of the Company, the Company’s Software is free from any defect, bug, virus, design or documentation error or corruptant that would have a material effect on the operation or use of the Company’s Software and none of the Company’s Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company’s Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any other Person without user consent, including by a user’s failure to opt out of such activity when notice is provided in the Company Privacy Policies and the user is presented with an opportunity to opt out. None of the Company’s Software: (x) constitutes, contains or is considered in the industry to be “spyware” (as such term is commonly understood in the software industry); (y) is intended to record and/or records a user’s actions without such user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent) or without prior, reasonable disclosure from Company; or (z) gathers or transmits information regarding a user or a user’s behavior, in each case, without such user’s actual or implied knowledge, where knowledge is imputed to the user if it is disclosed in Company’s privacy notice or other public-facing notices, or without disclosure through Company’s Privacy Policies (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent, including by a user’s failure to opt out when notice is provided in the Company Privacy Policies and the user is presented with an opportunity to opt out).

(m)            Since December 31, 2020, the Company, and any Person acting on behalf of the Company, has at all times complied in all material respects with (i) all of the Company’s policies and notices regarding Personal Information, privacy and data security, including all privacy policies or notices and similar disclosures published on the Company’s public-facing websites or otherwise communicated to third parties (“Company Privacy Policies”), (ii) all Privacy Laws, and (iii) all contractual commitments that the Company has entered into with respect to Personal Information. Since December 31, 2020, the Company has provided accurate and complete disclosure with respect to Company Privacy Policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws, including but not limited to those necessary for the conduct of business as currently conducted and in connection with the consummation of the transaction contemplated hereunder, and such disclosures have not contained any material omissions or been misleading or deceptive. Without limitation, the transactions to be consummated hereunder as of the Closing Date, including the transfer of any Personal Information pursuant thereto, will comply in all material respects with all Privacy Laws, Company Privacy Policies and contractual commitments of the Company with respect to any Personal Information collected or possessed by or on behalf of or otherwise subject to the possession or control of, the Company. The Company has not been a party to or the subject of any Action or other claim, complaint or investigation that alleges that the Company or any Person authorized by the Company to act on its behalf has violated any Privacy Laws, Company Privacy Policies or contractual commitments of the Company with respect to any Personal Information collected or possessed by or otherwise subject to the possession or control of the Company. To the Company’s knowledge, there are no facts or circumstances which could form the basis for any such claim or violation.

(n)            The Company, and any Person authorized by Company to act on its behalf, has at all times taken all steps required by Privacy Laws and reasonably necessary to protect the security, confidentiality and integrity of Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including by implementing and at all times maintaining reasonable safeguards, which safeguards are at least consistent with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse, or unauthorized access, use, modification, or disclosure, including by its employees, independent contractors and consultants.

(o)            Except as set forth in Section 4.13(o) of the Company Disclosure Schedules, the Company has obligated all third-party service providers, outsourcers, and processors of Personal Information on its behalf pursuant to Material Contracts and all third parties managing Business Systems on its behalf pursuant to Material Contracts to contractual terms relating to the processing of Personal Information and information security

(p)            Except as disclosed in Section 4.13(p) of the Company Disclosure Schedules, to the knowledge of the Company, since December 31, 2020, there have been no data breaches or security incidents, misuse of or unauthorized access to or disclosure of any Personal Information collected or possessed by or on behalf of, or otherwise subject to the possession or control of, the Company. The Company has not provided or been required to provide any notices to any Person in connection with an unauthorized disclosure of any Personal Information. The Company maintains reasonable disaster recovery and business continuity plans, and has taken actions consistent with such plans, to the extent required, to safeguard the Business Data and Personal Information in its possession or control. The Company regularly assesses its data security safeguards and appropriately updates such safeguards to ensure a level of protection appropriate to the risk of processing such Personal Information. Neither Company nor any Person authorized by the Company to act on its behalf has: (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third Person with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

Section 4.14      Taxes.

(a)            Each Company Group Member: (i) has duly filed all Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The unpaid Taxes of the Company as of the date of the Interim Financial Statements did not materially exceed the reserves for Taxes of the Company set forth in Interim Financial Statements. The Company has made available to Adara in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after June 30, 2019.

(b)            No Company Group Member is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), nor does any Company Group Member have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment).

(c)            No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); (vii) election under Section 108(i) of the Code; or (vi) application of Section 965 of the Code.

(d)            Each Company Group Member has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)            No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)            No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(g)            No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(h)            No Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            No Taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)            There are no Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)            No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)            Except as set forth on Section 4.14(m) of the Company Disclosure Schedule, no claim has ever been made by a Taxing authority in a jurisdiction in which a Company Group Member files Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n)            No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return.

(o)            Except as set forth on Section 4.14(o) of the Company Disclosure Schedule, the Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(p)            Section 4.14(p) of the Company Disclosure Schedule sets forth each Company Group Member’s place of organization, residence for income, franchise or similar tax purposes and classification for U.S. federal income Tax purposes. None of the Company Group Members which are organized outside the United States has made an election under U.S. law with respect to its status or classification for U.S. tax purposes.

(q)            No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, no Company Group Member has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

Section 4.15      Environmental Matters.

(a)            Each Company Group Member is and since December 31, 2016 has been in compliance in all material respects with applicable Environmental Laws and holds and is and since December 31, 2016 has been in compliance in all material respects with all Environmental Permits.

(b)            No Company Group Member is or has since December 31, 2016 been the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or against any Company Group Member whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by any Company Group Member.

(c)            No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used by any Company Group Member in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, any Company Group Member.

(d)            Since December 31, 2016, no Company Group Member has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim against a Company Group Member.

(e)            No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any material assets owned, leased or operated by any Company Group Member.

(f)            The Company has provided Adara with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession which were prepared within three years prior to the date hereof, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

Section 4.16      Material Contracts.

(a)            Section 4.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which a member of the Company Group is a party as of the date of this Agreement, excluding for this purpose, any purchase orders (such contracts along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i)            each contract and agreement with consideration paid or payable to the Company Group of more than $5,000,000, in the aggregate, over any 12-month period;

(ii)            each contract and agreement with suppliers, vendors, carriers or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $2,000,000, in the aggregate, over any 12-month period;

(iii)            each contract and agreement with any Major Customer or Major Vendor (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(iv)            all management contracts (including contracts for employment involving payments in excess of $500,000 per annum) and contracts with consultants and independent contractors;

(v)            all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(vi)            all partnership, joint venture or similar agreements that are material to the business of the Company and its Subsidiaries, taken as a whole;

(vii)            all contracts and agreements with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

(viii)            all contracts and agreements that expressly limit in any material respect the ability of any Company Group Member to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix)            all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x)            all agreements or instruments guarantying the debts or other obligations of any person;

(xi)            all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(i) of the Company Disclosure Schedule;

(xii)            contracts which involve the license or grant of rights by any Company Group Member to any third party of any Company-Owned IP involving payments in excess of $100,000 per annum;

(xiii)            all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xiv)            all contracts or agreements under which any Company Group Member has agreed to treat any customer on a “most favored” basis; and

(xv)            agreement for the development of Company-Owned IP for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Adara in the Virtual Data Room).

(b)            (i) Each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member, subject to the Remedies Exceptions, and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has made available to Adara in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17      Insurance.

(a)            The Company has made available to Adara in the Virtual Data Room a list of each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18      Board Approval; Vote Required. The Company Board, by resolutions duly adopted by requisite vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding, voting together as a single class (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 4.19      Customers and Suppliers.

(a)            Section 4.19(a) of the Company Disclosure Schedule sets forth the top ten (10) customers of the Company Group as measured by gross revenue for the last full calendar year (each a “Major Customer”). Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Major Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member.

(b)            Section 4.19(b) of the Company Disclosure Schedule sets forth a complete and correct list of the top ten (10) vendors, suppliers, service providers and other similar business relations of the Company Group for the last full calendar year (each a “Major Vendor”), measured by the expenditure by the Company Group during each such period. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Major Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

Section 4.20      Certain Business Practices. No Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Law relating to anti-bribery, anticorruption or anti-money laundering, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.21      Interested Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedule and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Group Member, to the Company’s knowledge, has directly or indirectly: (a) an economic interest in any Major Customer or Major Vendor, (b) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule or (c) any contractual or other arrangement with any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest” for purposes of this Section 4.21. No Company Group Member has any outstanding personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member. There are no contracts or arrangements between any Company Group Member and any immediate family member of any director, officer or other affiliate of any Company Group Member.

Section 4.22      Exchange Act. No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23      Information Provided for Proxy Statement. None of the information regarding the Company or any of its affiliates supplied or to be supplied by the Company or any of its affiliates expressly for inclusion or incorporation by reference, if applicable, in the Proxy Statement or Registration Statement (or any amendment or supplement thereto) or any other statement, filing, notice, or application (other than pursuant to the HSR Act) made by or on behalf of Adara, the Company or any of their affiliates in connection with the Transactions, including filings under Rule 425 under the Securities Act, additional soliciting materials, press releases or other communications with shareholders of Adara will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.

Section 4.24      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25      Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Adara, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Adara, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Adara, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF ADARA AND MERGER SUB

Except as set forth in the Adara SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Adara SEC Reports, but excluding (i) disclosures set forth or referenced therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements or do not otherwise constitute statements of fact, including disclosures referred to in “Forward-Looking Statements” and “Risk Factors” and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a Adara SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.02 (Organizational Documents), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to This Agreement) Section 5.05 (No Conflict; Required Filings and Consents), Section 5.13 (Adara Trust Fund), and Section 5.15 (Taxes)), Adara and Merger Sub each hereby represent and warrant to the Company as follows:

Section 5.01      Corporate Organization.

(a)            Each of Adara and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and each of Adara and Merger Sub is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in each case where the failure to have such power, authority, governmental approvals and qualifications and to be in good standing would not be a Adara Material Adverse Effect.

(b)            Merger Sub is the only subsidiary of Adara. Except for Merger Sub, Adara does not directly or indirectly own or hold any equity, partnership, limited liability company or joint venture interest, or similar interest in, or any interest convertible into or exchangeable or exercisable for or options or other rights to acquire any equity or similar interest in any corporation, partnership, joint venture or business association or other person. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

Section 5.02      Organizational Documents. Each of Adara and Merger Sub has heretofore furnished to the Company complete and correct copies of the Adara Organizational Documents and the Merger Sub Organizational Documents. The Adara Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Adara nor Merger Sub is in violation of any of the provisions of the Adara Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03      Capitalization.

(a)            The authorized capital stock of Adara consists of (i) 100,000,000 shares of Adara Class A Common Stock, (ii) 10,000,000 shares of Adara Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Adara Preferred Stock”). As of the date of this Agreement (i) 11,500,000 shares of Adara Class A Common Stock and 1,500,000 shares of Adara Class B Common Stock are issued and outstanding (which includes 11,500,000 shares of Adara Class A Common Stock subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Adara Common Stock are held in the treasury of Adara, (iii) 9,920,000 Adara Warrants are issued and outstanding, and (iv) 9,920,000 shares of Adara Class A Common Stock are reserved for future issuance pursuant to the Adara Warrants. As of the date of this Agreement, there are no shares of Adara Preferred Stock issued and outstanding. Each Adara Warrant is exercisable for one share of Adara Common Stock at an exercise price of $11.50. At the Effective Time, unless previously converted, each outstanding share of Adara Class B Common Stock shall be automatically converted into a share of Adara Class A Common Stock.

(b)            As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, were offered, sold and issued in compliance in all material respects with applicable securities Laws, were not issued in material breach or violation of the Merger Sub Organizational Documents and are not subject to and were not issued in violation of any preemptive rights, purchase options, call options, right of first refusal or offers, subscription rights, or any similar rights, and are held by Adara free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)            All issued and outstanding Adara Units, shares of Adara Common Stock, and Adara Warrants (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were offered, sold, issued and granted in compliance with all applicable securities laws and other applicable Laws, (iii) were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Adara Organizational Documents, and (iv) were not issued in breach or violation of (1) the Adara Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All outstanding Adara Warrants constitute valid and binding obligations of Adara, enforceable against Adara in accordance with their terms, subject to the Remedies Exceptions and all shares of Adara subject to issuance pursuant to any Adara Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(d)            The Per Share Closing Merger Consideration being delivered by Adara hereunder shall be duly authorized and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Adara Organizational Documents. The Per Share Closing Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto and without breach or violation of any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any other similar right.

(e)            Except for the Per Share Closing Merger Consideration to be issued by Adara as permitted by this Agreement and the Adara Warrants, Adara has not issued any options, warrants, preemptive rights, calls, convertible securities, subscription rights or other rights, agreements, arrangements, instruments, or commitments of any character relating to the issued or unissued capital stock of Adara or any of its subsidiaries or obligating Adara to issue or sell any shares of capital stock of, or other equity interests in, Adara or any subsidiary. All shares of Adara Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Adara nor any subsidiary of Adara is a party to, or otherwise bound by, and neither Adara nor any subsidiary of Adara has granted, any equity appreciation rights, restricted stock units, participations, phantom equity or similar rights or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Adara. Except for the Sponsor Stockholder Support Agreement and the Amended and Restated Adara Insider Agreements between Adara and the Initial Adara Stockholders, Adara is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting, disposition, or transfer of Adara Common Stock, Adara Warrants, Adara Preferred Stock or any of the equity interests or other securities of Adara or any of its subsidiaries. There are no outstanding contractual obligations of Adara to repurchase, redeem or otherwise acquire any shares of Adara Common Stock or other equity securities of Adara or any of its subsidiaries and none of Adara’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. There are no outstanding contractual obligations of Adara to make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Adara does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Adara on any matter.

Section 5.04      Authority Relative to This Agreement. Each of Adara, and Merger Sub have all necessary power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party by each of Adara and Merger Sub and the consummation by each of Adara and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Adara or Merger Sub are necessary to authorize this Agreement and each Transaction Document to which it is a party or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Adara Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Adara Common Stock and the amendment and restatement of the Adara Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Adara Common Stock). This Agreement has been duly and validly executed and delivered by Adara and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Adara or Merger Sub, enforceable against Adara or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05      No Conflict; Required Filings and Consents.

(a)            Assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, the execution and delivery of this Agreement by each of Adara and Merger Sub do not, and the performance of this Agreement by each of Adara and Merger Sub will not, (i) conflict with or violate the Adara Organizational Documents or the Merger Sub Organizational Documents, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Adara or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Adara or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Adara or Merger Sub is a party or by which each of Adara or Merger Sub or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Adara Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of Adara and Merger Sub do not, and the performance of this Agreement by each of Adara and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Adara or Merger Sub from performing its material obligations under this Agreement.

Section 5.06      Compliance. Neither Adara nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Adara or Merger Sub or by which any property or asset of Adara or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Adara or Merger Sub is a party or by which Adara or Merger Sub or any property or asset of Adara or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Adara Material Adverse Effect. Each of Adara and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Adara or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07      SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            Adara has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Adara SEC Reports”). Adara has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Adara with the SEC to all agreements, documents and other instruments that previously had been filed by Adara with the SEC and are currently in effect. As of their respective dates, the Adara SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Adara SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Adara SEC Report. Each director and executive officer of Adara has filed with the SEC on a timely basis all documents required with respect to Adara by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Adara SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Adara as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Adara has no off-balance sheet arrangements that are not disclosed in the Adara SEC Reports. No financial statements other than those of Adara are required by GAAP to be included in the consolidated financial statements of Adara.

(c)            Except as and to the extent set forth in the Adara SEC Reports, neither Adara nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Adara’s and Merger Sub’s business.

(d)            Adara is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)            Adara has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Adara and other material information required to be disclosed by Adara in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Adara’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Adara’s principal executive officer and principal financial officer to material information required to be included in Adara’s periodic reports required under the Exchange Act.

(f)            Adara maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Adara maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Adara has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Adara to Adara’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Adara to record, process, summarize and report financial data. Adara has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Adara.

(g)            There are no outstanding loans or other extensions of credit made by Adara to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Adara has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither Adara (including any employee thereof) nor Adara’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Adara, (ii) any fraud, whether or not material, that involves Adara’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Adara or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Adara SEC Reports. To the knowledge of Adara, none of the Adara SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08      Absence of Certain Changes or Events. Since February 8, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Adara has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Adara has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Adara Material Adverse Effect, and (d) Adara has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09      Absence of Litigation. There is no Action pending or, to the knowledge of Adara, threatened against Adara, or any property or asset of Adara, before any Governmental Authority. Neither Adara nor any material property or asset of Adara is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Adara, continuing investigation by, any Governmental Authority.

Section 5.10      Board Approval; Vote Required.

(a)            The Adara Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Adara and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Adara approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Adara at the Adara Stockholders’ Meeting.

(b)            The only vote of the holders of any class or series of capital stock of Adara necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Adara Common Stock voting together as a single class.

(c)            The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii)  recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d)            The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11      No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12      Brokers. Other than ThinkEquity LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Adara or Merger Sub.

Section 5.13      Adara Trust Fund. As of the date of this Agreement, Adara has no less than $116,150,000 in the trust fund established by Adara for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021, between Adara and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Adara has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Adara or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Adara and the Trustee that would cause the description of the Trust Agreement in the Adara SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Adara, that would entitle any person (other than stockholders of Adara who shall have elected to redeem their shares of Adara Class A Common Stock pursuant to the Adara Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Adara Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Adara, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Adara shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Adara as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Adara due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Adara who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Adara in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Adara has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Adara at the Effective Time.

Section 5.14      Employees. Other than any officers as described in the Adara SEC Reports, Adara and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Adara’s officers and directors in connection with activities on Adara’s behalf in an aggregate amount not in excess of the amount of cash held by Adara outside of the Trust Account, Adara has no unsatisfied material liability with respect to any employee, officer or director. Adara and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15      Taxes.

(a)            Adara and Merger Sub (i) have duly filed all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to have been paid by Adara or Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)            Neither Adara nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

(c)            Each of Adara and Merger Sub has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d)            Neither Adara nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)            Neither Adara nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise.

(f)            No Taxing authority or agency has asserted in writing or, to the knowledge of Adara and Merger Sub, has threatened to assert against Adara or Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(g)            There are no Tax liens upon any assets of Adara or Merger Sub except for Permitted Liens.

(h)            Neither Adara nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return.

(i)            Adara and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Adara or Merger Sub have taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Adara and Merger Sub have not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

Section 5.16      Listing. The issued and outstanding Adara Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange American (“NYSE”) under the symbol “ADRA.U”. The issued and outstanding shares of Adara Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ADRA”. The issued and outstanding Adara Warrants (excluding 4,120,000 Adara Warrants issued in private placements) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “ADRA.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Adara, threatened in writing against Adara by the NYSE or the SEC with respect to any intention by such entity to deregister the Adara Units, the shares of Adara Common Stock, or Adara Warrants or terminate the listing of Adara on the NYSE. None of Adara or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Adara Common Stock, or the Adara Warrants under the Exchange Act.

Section 5.17      Adara’s and Merger Sub’s Investigation and Reliance. Each of Adara and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Adara and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Adara, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Adara nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. Except as otherwise set forth in this Agreement, no Company Group Member, nor any of its respective stockholders, affiliates or Representatives shall have any liability to Adara, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Adara or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Adara and Merger Sub acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01      Conduct of Business by the Company Pending the Merger.

(a)            The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Adara shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)            the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and significant consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with its material customers, material suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b)            By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Adara (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            amend or otherwise change its Company Group Organizational Documents;

(ii)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided that the issuance or sale of any class of capital stock of the Company in a bona fide financing in accordance with the limitations set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule shall not require the consent of Adara; or (B) any material assets of any Company Group Member; f

(iii)            form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)            (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $5,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than indebtedness incurred under the Credit Facility;

(vii)            (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, (3) change the title of its employees in the ordinary course of business consistent with past practice, (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Letter), and (5) IC-DISC commissions payable to My Worldwide Marketplace;

(viii)            other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(ix)            adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)            (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi)            materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business;

(xii)            enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

(xiii)            intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiv)            fail to satisfy the Company’s obligations under any Lease or Material Contract; or

(xv)            enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Adara to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Adara, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Adara and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02      Conduct of Business by Adara and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Section 6.02 of the of the disclosure schedule delivered by the Adara in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Adara agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Adara and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Adara nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)            amend or otherwise change the Adara Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Adara other than Merger Sub;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Adara Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Adara Common Stock or Adara Warrants except for redemptions from the Trust Fund;

(d)            issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Adara or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Adara or Merger Sub, and in connection with a loan from certain of Adara’s officers and directors to finance Adara’s transaction costs in connection with the transactions contemplated hereby;

(e)            acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)            incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Adara, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice and except for loans from certain of Adara’s officers and directors to finance Adara’s transaction costs in connection with the transactions contemplated hereby and operational costs through the Closing Date (including, for the avoidance of doubt, up to $500,000 in loans from Blystone & Donaldson, LLC and Thomas Finke to be advanced on or after the date hereof);

(g)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)            (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of Adara or Merger Sub;

(j)            amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)            enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Adara to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Adara prior to the Closing Date. Prior to the Closing Date, each of Adara and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03      Claims Against Trust Account. The Company acknowledges and agrees that, Adara has established the Trust Account for the benefit of Adara’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Adara SEC Reports, Adara Organizational Documents, and the Trust Agreement and the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Adara on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Adara, Merger Sub or any other person (a) for legal relief against monies or other assets of Adara or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Adara (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Adara consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Adara shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Adara prevails in such action or proceeding.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01      Proxy Statement.

(a)            As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, Adara (with the assistance and cooperation of the Company as reasonably requested by Adara) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Adara relating to the meeting of Adara’s stockholders (including any adjournment or postponement thereof, the “Adara Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Transactions, including the Merger, (ii) approval of the issuance of Adara Class A and Class E Common Stock as contemplated by this Agreement, (iii) approval of the Second Amended and Restated Adara Certificate of Incorporation as set forth on Exhibit F, (iv) approval of the Parent Equity Incentive Plan, and (v) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Adara Proposals”). Adara shall promptly prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Adara Class A Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of Adara immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Adara may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Adara and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Adara shall use reasonable best efforts to take any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Adara Class A Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Adara shall mail the Proxy Statement to its stockholders.

(b)            No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Adara or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Adara and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Adara Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Adara and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)            Adara represents that the information supplied by Adara for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Adara, (iii) the time of the Adara Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Adara or Merger Sub, or their respective officers or directors, should be discovered by Adara which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Adara shall promptly inform the Company. All documents that Adara is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)            The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Adara, (iii) the time of Adara Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Adara. All documents that the Company is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02      Adara Stockholders’ Meeting; Merger Sub Stockholder’s Approval.

(a)            Adara shall call and hold the Adara Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Adara Proposals, and Adara shall use its reasonable best efforts to hold the Adara Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Adara may postpone or adjourn the Adara Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Adara Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Adara Proposals or otherwise take actions consistent with Adara’s obligations pursuant to Section 7.10 of this Agreement. Adara shall use its reasonable best efforts to obtain the approval of the Adara Proposals at the Adara Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Adara Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Adara Board shall recommend to its stockholders that they approve the Adara Proposals and shall include such recommendation in the Proxy Statement.

(b)            Promptly following the execution of this Agreement, Adara shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

Section 7.03      Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent of holders of the Company Stockholder Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Adara and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall exercise reasonable best efforts to take all other action necessary or advisable to secure the Company Stockholder Approval.

Section 7.04      Access to Information; Confidentiality.

(a)            From the date of this Agreement until the Effective Time, the Company and Adara shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, key employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.15(b). Notwithstanding the foregoing, neither the Company nor Adara shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)            All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality and Non-Disclosure Agreement, dated September 21, 2021 (the “Confidentiality Agreement”), between Adara and the Company.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05      Exclusivity.

(a)            From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Adara, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any issue of shares of capital stock of the Company or indebtedness or other securities convertible into or exercisable for capital stock of the Company permitted without the consent of Adara in accordance with Section 6.01(b) (a “Company Business Combination Proposal”) other than with Adara, its stockholders and their respective affiliates and Representatives.

(b)            After the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Adara shall not, nor shall Adara permit any of its controlled affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Adara, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Adara Organizational Documents), in each case, other than the Transactions (a “Adara Business Combination Proposal”). In addition, Adara shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Adara Business Combination Proposal.

Section 7.06            Employee Benefits Matters.

(a)            Adara shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Adara shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)            The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Adara, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07            Adoption of Equity Plan. Prior to the Effective Time, Adara will adopt an equity incentive plan that is reasonably acceptable to the Company (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have approximately 500,000 shares of Parent Common Stock available for issuance immediately after the Closing.

Section 7.08            Directors’ and Officers’ Indemnification.

(a)            The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, the bylaws of Adara or the bylaws of Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, Adara or Merger Sub, unless such modification shall be required by applicable Law. From and after the Effective Time, Adara agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, Adara and Merger Sub against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Adara or Merger Sub, as applicable, would have been permitted under applicable Law, the Company Group Organizational Documents, Adara Organizational Documents or Merger Sub Organizational Documents, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)            Prior to the Effective Time, Adara shall or shall cause Merger Sub to, purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Adara’s and Merger Sub’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Adara and Merger Sub, as applicable.

(c)            The Company shall obtain directors’ and officers’ liability insurance and Side A coverage, which shall include the acts or omissions of Adara’s officers and directors prior to the Closing (including with respect to the Transactions), in an amount of at least $25,000,000 of coverage to be bound at the Effective Time (the “D&O Policy”).

(d)            On the Closing Date, Adara shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Adara with the post-Closing directors and officers of Adara, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09            Notification of Certain Matters. The Company shall give prompt notice to Adara, and Adara shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.10            Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.11            Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Adara and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NYSE, each of Adara and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Adara or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11. Neither party shall provide statements or give interviews of any description without the prior consent of the other party.

Section 7.12            Stock Exchange Listing. Adara will use its reasonable best efforts to cause the Per Share Closing Merger Consideration issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Adara shall use its reasonable best efforts to keep the Adara Class A Common Stock and Adara Warrants listed for trading on the NYSE.

Section 7.13            Antitrust.

(a)            To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Adara each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Adara and the Company shall each pay one half of all administrative filing fees and expenses due in connection with any such required filing. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)            Adara and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14            Trust Account. As of the Effective Time, the obligations of Adara to dissolve or liquidate within a specified time period as contained in Adara’s Certificate of Incorporation will be terminated and Adara shall have no obligation whatsoever to dissolve and liquidate the assets of Adara by reason of the consummation of the Merger or otherwise, and no stockholder of Adara shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Adara shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Adara (to be held as available cash on the balance sheet of Adara, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15            Tax Matters.

(a)            After the Closing, each of Adara, Merger Sub, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Adara for the taxable year that includes the Merger), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)            Each of Adara, Merger Sub, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Merger to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Merger may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Adara or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

(c)            For U.S. federal income Tax purposes, each of Adara, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Merger within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d)            For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; and (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions.

(e)            At the Closing, the Company shall cause My Worldwide Marketplace, Inc. to file a Tax Return for the Tax period from January 1, 2022 to the Closing Date.

(f)            All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company, and the parties to this Agreement will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

Section 7.16            Directors. Adara shall take all necessary action so that immediately after the Effective Time, the Adara Board is comprised of the individuals designated on Exhibit G (the “Post Closing Board”).

Section 7.17            Audited Financial Statements. The Company has delivered to Adara (a) true and complete copies of the audited balance sheet of the Company and the Company Subsidiaries as of June 30, 2019, June 30, 2020 and June 30, 2021, and the related audited statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of a registration statement on Form S-4 (collectively, the “Audited Financial Statements”) and (b) true and complete copies of the reviewed balance sheet of the Company and the Company Subsidiaries for the nine (9) month period as of March 31, 2022, and the related statements of operations and cash flows of the Company and the Company subsidiaries for such period, each reviewed in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of a registration statement on Form S-4 (collectively, the “Reviewed Financial Statements”).

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01            Conditions to the Obligations of Each Party. The obligations of the Company, Adara and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)            Written Consent. The Written Consent shall have been delivered to Adara.

(b)            Adara Stockholders’ Approval. The Adara Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Adara in accordance with the Proxy Statement, the DGCL, the Adara Organizational Documents and the rules and regulations of the NYSE.

(c)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)            HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)            Stock Exchange Listing. The shares of Adara Class A Common Stock and Adara Class E Common Stock shall be listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Section 8.02            Conditions to the Obligations of Adara and Merger Sub. The obligations of Adara and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01(a), Section 4.03 (other than clause (a) thereof, which is subject to clause (ii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), (ii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date, except for de minimis inaccuracies that would not be reasonably expected to result in additional significant cost, expense or liability to the Company, Adara or Merger Sub, and (iii) the other representations and warranties of the Company contained in Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. The Company shall have delivered to Adara a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)            Resignation. Other than those persons identified as continuing directors on Exhibit G, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f)            Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Adara and the Adara stockholders party thereto shall have delivered, or caused to be delivered, to Adara copies of the Registration Rights Agreement, duly executed by such parties.

(g)            Lock-Up Agreements. Each Key Company Stockholder shall have delivered, or caused to be delivered, to Adara copies of the Lock-Up Agreements duly executed by all such parties.

(h)            Employment Agreements. All parties to the Employment Agreements (other than Adara) shall have delivered, or caused to be delivered, to Adara copies of the Employment Agreements duly executed by such parties.

(i)            FIRPTA Tax Certificates. The Company shall deliver to Adara in a form reasonably acceptable to Adara, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Adara with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(j)            IRS Forms W-8 and W-9. Each Company Stockholder shall have delivered to Adara a duly executed Internal Revenue Service Form W-9 (or an appropriate Internal Revenue Service Form W-8, as applicable).

(k)            Financial Statements. Adara shall have received the Audited Financial Statements and the Reviewed Financial Statements.

Section 8.03            Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Adara and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Adara, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Adara Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Adara Material Adverse Effect.

(b)            Agreements and Covenants. Adara and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. Adara shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Adara, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)            Material Adverse Effect. No Adara Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)            Registration Rights Agreement. Adara shall have delivered a copy of the Registration Rights Agreement duly executed by Adara and the Adara stockholders party thereto.

(f)            Amended and Restated Adara Insider Agreements. The Adara Initial Stockholders shall have delivered copies of the Amended and Restated Adara Insider Agreements duly executed by Adara and the Adara Initial Stockholders.

(g)            Trust Fund. Adara shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Adara immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Adara in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Adara’s fees and expenses incurred in connection with this Agreement and the Transactions.

(h)            Net Tangible Assets. Adara shall as of immediately following the Closing have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(i)            Minimum Cash. As of the Closing, after distribution of the Trust Fund pursuant to Section 7.14, deducting all amounts to be paid pursuant to the exercise of Redemption Rights, Adara shall have cash on hand equal to or in excess of $15,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid by Adara prior to Closing).

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Adara, as follows:

(a)            by mutual written consent of Adara and the Company; or

(b)            by either Adara or the Company if the Effective Time shall not have occurred by 5:00 p.m. (New York time) on or prior to the date that is 240 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of Adara or the Company if either party is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date (subject to the applicable notice and cure provisions set forth in this Section 9.01; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)            by either Adara or the Company if any Governmental Authority with jurisdiction over the parties hereto shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; provided that the right to terminate this Agreement pursuant to this section shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have directly resulted in the enactment, issuance, promulgation, enforcement or entry of such Law or action by a Governmental Authority; or

(d)            by either Adara or the Company if any of the Adara Proposals shall fail to receive the requisite vote for approval at the Adara Stockholders’ Meeting (including any postponements or adjournments thereof); or

(e)            by Adara if the Company shall have failed to deliver the Written Consent to Adara and shall have failed to obtain the Company Stockholder Approval at a Company Stockholder Meeting within ten (10) days after the Registration Statement becomes effective; or

(f)            by Adara upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Adara has not waived such Terminating Company Breach and Adara and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Company Breach is curable by the Company, Adara may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by Adara to the Company; or

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Adara or Merger Sub set forth in this Agreement, or if any representation or warranty of Adara or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Adara Breach”); provided that the Company has not waived such Terminating Adara Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Adara Breach is curable by Adara and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Adara and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to Adara.

Section 9.02            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03            Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. For avoidance of doubt, all filing, registration and listing fees and expenses shall be paid one half by each of the parties hereto.

Section 9.04            Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05            Waiver. At any time prior to the Effective Time, (i) Adara may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Adara or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Adara or Merger Sub contained herein or in any document delivered by Adara and/or Merger pursuant hereto and (c) waive compliance with any agreement of Adara or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Adara or Merger Sub:

Adara Acquisition Corp.
211 East Boulevard
Charlotte, NC 28203
Attention: Thomas Finke, Chief Executive Officer
Email: tmfinke@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10019
Attention: Brad L. Shiffman and Kathleen A. Cunningham
Email: brad.shiffman@blankrome.com; kathleen.cunningham@blankrome.com if to the Company:

Alliance Entertainment Holding Corporation
1401 NW 136th Ave, Suite 100
Sunrise, FL 33323
Attention: Bruce Ogilvie
Email: bruceo@sdcd.com

with a copy to:

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

Section 10.02            Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04            Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07            Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08            Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09            Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10            Specific Performance.

(a)            The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11            No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud (excluding gross negligence, equitable fraud or constructive fraud) against the person who committed such willful misconduct or common law fraud (excluding gross negligence, equitable fraud or constructive fraud), and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Adara, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADARA ACQUISITION CORP.

By:	/s/ Paul Porter
Name:	Paul G. Porter
Title:	Chief Financial Officer

ADARA MERGER SUB, INC.

By:	/s/ Paul Porter
Name:	Paul G. Porter
Title:	Chief Financial Officer

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

By:	/s/ Jeff Walker
Name:	Jeff Walker
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of [__], 2022 (the “Effective Date”) by and among Adara Acquisition Corp., a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Adara Merger Sub, Inc., a Delaware corporation and Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”) are party to that certain Business Combination Agreement dated as of June 22, 2022 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Alliance, with Alliance surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of February 8, 2021 (the “Prior Agreement”);

WHEREAS, certain of the Holders currently hold an aggregate of 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, which upon consummation of the Merger will be converted to an equal number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means any day other than a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall mean the Demanding New Holders and/or Demanding Original Holders, as the case may be.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Lock Up Agreement” shall mean that certain Lock Up Agreement, by and among the Company, the stockholders of the Company identified therein and certain stockholders of Alliance, dated as of [●], 2022.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or, in the case of a Prospectus, an untrue statement of material fact or an omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Warrants” means Warrants of the Company purchased by certain of the Original Holders at the time of the Company’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (b) any of the Business Combination Shares held by the New Holders as of the date of this Agreement, (c) any of the Private Warrants and any shares of Common Stock issuable upon the exercise thereof, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (A) a Registration Statement with respect to the offer or sale of such securities shall have become effective under the Securities Act; (B) such security shall have been otherwise transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (C) such security shall have ceased to be outstanding; (D) such security may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions) or (E) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter; and

(F) reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) holders of the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) holders of the majority-in-interest of Original Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, or (iii) holders of the majority-in-interest of New Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, and (iv) [●] on behalf of the Original Holders in the case of a Resale Shelf Registration Statement.

“Registration Statement” shall mean any registration statement (including a registration statement filed pursuant to Rule 462(b) of the Securities Act) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

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ARTICLE II

REGISTRATION

Section 2.1         Demand Registration.

2.1.1            Request for Registration.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the final expiration (the “Expiration Date”) of the lock-up provisions set forth in the Lock-up Agreement between the Company and the Original Holders and certain New Holders being entered into as of the Effective Date, (i) New Holders holding at least 20% of the then-outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding New Holders”) or (ii) Original Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Original Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount, not to be less than $10 million, and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company.  Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file the form, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, and in no case prior to the Expiration Date, for the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding Original Holders and (ii) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding New Holders under this subsection 2.1.1.

2.1.2             Effective Registration.  Notwithstanding the provisions of Subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (y) such stop order or injunction is removed, rescinded or otherwise terminated, and (z) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3             Underwritten Offering.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company with approval from the majority-in-interest of the Demanding Holders initiating the Demand Registration.

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2.1.4             Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5             Demand Registration Withdrawal.  A majority-in-interest of the Demanding New Holders, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.  If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2         Piggyback Registration.

2.2.1             Piggyback Rights.  If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) on Form S-4 filed in connection with the Business Combination or (vi) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2             Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)         If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)         If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3              Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4             Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

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Section 2.3         Resale Shelf Registration Rights

2.3.1            Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) calendar days following the closing of the Business Combination, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-1. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the closing of the Business Combination and (ii) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in the Lock-up Agreement between the Company and the relevant Holders being entered into as of the date hereof), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. Promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”).

2.3.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3.3            Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

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2.3.4            Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5             Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.4         Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in any event no longer than a period of more than thirty (30) days.

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ARTICLE III
COMPANY PROCEDURES

Section 3.1         General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1             prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2             prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3             prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4             prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5             cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6             provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7             advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8             advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9             at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

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3.1.10           notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11           permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12           obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;

3.1.13           on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;

3.1.14            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15           make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16            if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of one legal counsel representing the Holders not to exceed $50,000 per Registration.

Section 3.3         Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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Section 3.4         Suspension of Sales.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the filing or effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any Misstatement, the Holders agree that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the Misstatements referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5         Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings.  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6         Limitations on Registration Rights. From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

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ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1         Indemnification

4.1.1     The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any actual or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any actual or alleged Misstatement, but only to the extent that such actual or alleged Misstatement is made in reliance on and in conformity with any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any actual or alleged Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
GENERAL PROVISIONS

Section 5.1         Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 5.2         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by confirmation from the recipient of such notice or communication), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 5.3         Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer, assignment or delegation made other than as provided in this Section 5.3 shall be null and void.

Section 5.4         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties (including by electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 5.5         Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i) the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 5.6         Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

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Section 5.7         Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8         Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 5.9         Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article 4 shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

ADARA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

HOLDER:

[________]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

ORIGINAL HOLDERS:

1.	Adara Sponsor LLC
2.	ThinkEquity LLC
3.	Fordham Financial Management, Inc.
4.	Ramnarain Jaigobind
5.	Eric Lord
6.	Priyanka Mahajan
7.	Craig Skop
8.	Kevin Mangan
9.	Nelson Baquet
10.	Chirag Choudhary
11.	Jeffrey Singer
12.	Maria Robles

NEW HOLDERS:

1.	Jeff Walker
2.	Bruce Ogilvie, Jr. Trust dated January 20, 1994
3.	Ogilvie Legacy Trust dated September 14th, 2021

Exhibit B

               , 2022

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement, dated as of [_____], 2022, entered into by and among Adara Acquisition Corp., a Delaware corporation (the “Company”), Adara Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”) (the “BCA”), pursuant to which, among other things, Merger Sub will be merged with and into Alliance on the date hereof (the “Merger”), with Alliance surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1.       Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the Board of Directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (a) six (6) months after the closing date of the Merger or (b) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger (the period between the closing date of the Merger and the earliest of clauses (a) and (b), the “Lock-up Period”); provided, however, that if any party who enters into a letter agreement relating to the subject matter hereof as contemplated by the BCA (each, a “Lock-Up Stockholder”) on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), the less restrictive terms and conditions in such letter agreement with such Lock-Up Stockholder shall apply to the Securityholder.

2.        The restrictions set forth in paragraph 1 shall not apply to:

(i)        in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution or transfer to direct or indirect members, general partners, limited partners or shareholders of the undersigned, or each of their employees or officers;

(ii)        in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)        in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)       in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)       in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)       in the case of an entity that is a trust, Transfers to a beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)       in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)       Transfers of any shares of Common Stock or other securities acquired as part of the Private Placements with PIPE Investors (each as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements with PIPE Investors;

(ix)       Transfers of shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger;

(x)       (A) the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock, (B) any related transfer of shares of Common Stock to the Company in connection therewith (1) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (2) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock or (C) Transfers of any shares of Common Stock received upon any such exercise, vesting or transfer;

(xi)       Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)       the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act (as may be amended from time to time), provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)       transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

(xiv) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv) the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any Common Stock of the Company in connection with a bona fide loan transaction provided that the Lock-Up Shares transferred in connection with enforcement of such loan transaction remain subject to the terms of this letter and any lender transferee agrees in writing to be bound by the restrictions set forth herein.

; provided, however, that (A) in the case of clauses (i) through (vii) and clause (xiii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Letter Agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended. Notwithstanding the foregoing, with respect to the Securityholders which were securityholders of the Company prior to the closing date of the Merger, the Lock-up Shares shall only include those shares of Common Stock that were purchased or acquired by the Securityholder as part of the initial 2,825,000 founders shares of the Company.

3.       In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.       This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) the undersigned Securityholder, (ii) the Company and (iii) the Company’s designee to the Board of Directors of the Company listed on Exhibit H to the BCA or, if such person is not serving as a Director of the Company, [●].

5.        No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

7.        This Letter Agreement shall terminate upon the termination of the Lock-up Period, as provided herein.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

If stockholder is an individual:

Signature:
Print Name:

If stockholder is an entity:
Name of Stockholder:

Signature:
Name:
Title:

Number of Lock-up Shares: [ ]

Exhibit C

[•], 2022

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Re: Initial Public Offering

Ladies and Gentlemen:

This amended and restated letter agreement (this “Letter Agreement”) is being made and entered into as of the date first written above by and among Adara Sponsor LLC (the “Sponsor”), the undersigned (other than the Sponsor) (each, an “Insider” and collectively, the “Insiders”) and ThinkEquity, a division of Fordham Financial Management Inc., as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”) of the initial public offering (the “Public Offering”) of Adara Acquisition Corp., a Delaware corporation (the “Company”). Certain capitalized terms used herein are defined in paragraph 6 hereof.

WHEREAS, the Sponsor, the Insiders and the Representative entered into that certain letter agreement, dated as of February 8, 2021 (the “Original Letter Agreement”), in connection with the Public Offering.

WHEREAS, in connection with the consummation of the Company’s initial Business Combination with Alliance Entertainment Holding Corporation. (“Alliance”), the parties to the Original Letter Agreement desire to amend and restate the Original Letter Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor and the Insiders hereby agrees with the Company as follows:

1.       (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) six (6) months after the completion of the Company’s initial Business Combination or (B) the closing of a sale, merger, liquidation, or exchange offer transaction subsequent to the Company’s initial Business Combination (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 1(a), Transfers of the Founder Shares and shares of Common Stock issued or issuable upon the conversion of the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 1(b)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

2.       The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1(a) and 4, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.       The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

4.       Except as disclosed in the Prospectus, neither the Sponsor nor any officer, director or any affiliate of the Sponsor, officer or director of the Company, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

5.       The Sponsor agrees that effective upon the Closing, the Stockholders shall irrevocably and automatically forfeit and surrender to the Company for cancellation, for no additional consideration and without action on the part of any other person, an aggregate of between 875,000 and 1,375,000 Founder Shares, the exact number of which shall be determined by Alliance.

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6.       The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company of the Company.

7.        As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Common Stock” shall mean the Company’s Class A common stock, par value $0.0001 per share; (iv) “Founder Shares” shall mean the 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, initially issued to the Sponsor for an aggregate purchase price of $25,000, or $0.009 per share, prior to the consummation of the Public Offering; (v) “Prospectus” shall mean the prospectus filed by the Company with the Securities and Exchange Commission in connection with the Public Offering; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

8.         The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each director and officer shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

9.        This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, including, for the avoidance of doubt, the Original Letter Agreement to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

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11.       Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16.       This Letter Agreement shall terminate on the expiration of the Lock-up Period.

17.       The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[Signature Page Follows]

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Sincerely,

ADARA SPONSOR LLC

By:
Name: Thomas Finke
Title: Managing Member

By:
Name: Thomas Finke

By:
Name: Paul G. Porter

By:
Name: W. Tom Donaldson, III

By:
Name: Frank Quintero

By:
Name: Dylan Glenn

By:
Name: Beatriz Acevedo-Greiff

Acknowledged and Agreed:

ADARA ACQUISITION CORP.

By:
	Name:	Thomas Finke
	Title:	Chief Executive Officer

ThinkEquity, a division of Fordham Financial Management, Inc.

By:
Name:
Title:

Fordham Financial Management, Inc.

By:
Name: William Baquet
Title: President

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By:
Name: Ramnarain Jaigobind

By:
Name: Eric Lord

By:
Name: Priyanka Mahajan

By:
Name: Craig Skop

By:
Name: Kevin Mangan

By:
Name: Nelson Baquet

By:
Name: Chirag Choudhary

By:
Name: Jeffrey Singer

By:
Name: Maria Robles

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Exhibit D

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Alliance entertainment HOLDING Corporation

Alliance Entertainment Holding Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                  The name of the corporation is Alliance Entertainment Holding Corporation and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on August 9, 2010 under the name Project Panther Holding Corporation (the “Original Certificate of Incorporation”).

2.                  The Original Certificate of Incorporation was amended and restated pursuant to the General Corporation Law of the State of Delaware on April 28, 2011 (the “Amended and Restated Certificate of Incorporation”).

3.                  This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

4.                  This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.                  THE UNDERSIGNED, in order to amend and restate the Amended and Restated Certificate of Incorporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby amends and restates the Amended and Restated Certificate of Incorporation as follows:

FIRST: The name of the corporation is AENT Corporation (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.0001 per share.

FIFTH: The number of directors of the Corporation shall be determined in the manner set forth in the Amended and Restated Bylaws of the Corporation (the “By-Laws”). The election of directors need not be by written ballot unless the By-Laws, so provide.

SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal By-Laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

SEVENTH: The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation

EIGHTH: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a directors personal liability for any act or omission occurring prior to such modification or repeal.

NINTH: No stockholder or former stockholder, in such capacity (“plaintiff’), shall commence any derivative action or other action against the Corporation or any of its directors, officers, employees, accountants, attorneys, financial advisors, placement agents, or underwriters, in which wrongdoing is alleged for which the Corporation could be liable or with respect to which the Corporation might have an indemnification obligation (“stockholder action”), unless plaintiff and its counsel have entered a written agreement with the Corporation that: (a) plaintiff will not pay or agree to pay, and plaintiff’s counsel will not seek, any fee in respect of such stockholder action, whether plaintiff prevails in such stockholder action, in settlement thereof, or otherwise, except a fee determined solely upon actual and reasonable time expended, at reasonable hourly rates set forth in the agreement, subject to customary periodic rate increases, of which plaintiff’s counsel shall advise the Corporation in advance, but in any case not exceeding rates prevailing for ordinary commercial litigation; (b) neither plaintiff nor plaintiff’s counsel shall pay or agree to pay any consultant, expert, or witness in connection with such stockholder action any compensation or reimbursement, other than on a flat-fee or hourly basis, at customary rates agreed in advance of the engagement of such consultant, expert, or witness; and (c) plaintiff’s counsel shall provide the Corporation, at least monthly, a report of the time expended each day by each of its professionals in connection with the stockholder action during the period reported upon, describing the activities in reasonable detail and the dollar amount chargeable in connection therewith, summaries of time and charges with respect to each professional for such period and since inception, and expenses, including consultant, expert, and witness compensation and expenses, accrued or incurred during such period and since inception, provided that no confidential communication or attorney work product must be disclosed. Neither the Corporation nor any person acting on the Corporation’s behalf shall make or agree, conditionally or otherwise, to make any payment in respect of plaintiff’s counsel fees or expenses, including consultant, expert, and witness compensation and expenses, in connection with such stockholder action, except insofar as this Article and the agreement required hereby have been complied with.

TENTH: To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

*****

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IN WITNESS WHEREOF, AENT Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

AENT CORPORATION

Name:
Title:

Exhibit E

AENT CORPORATION

BYLAWS

(as adopted on [     ], 2022)

ARTICLE I - CORPORATE OFFICES

1.1              REGISTERED OFFICE

The registered office of AENT Corporation (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2              OTHER OFFICES

The Corporation may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1              PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2              ANNUAL MEETING

The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

2.3              SPECIAL MEETING

(a)               A special meeting of the stockholders may be called at any time only by (i) the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)               The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4              ADVANCE NOTICE PROCEDURES

(a)               Annual Meetings of Stockholders.

(i)                 Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors; (C) as may be provided in the certificate of designation for any class or series of preferred stock; or (D) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (4) is a stockholder of record at the time of the annual meeting; and (5) complies with the procedures set forth in this Section 2.4(a).

(ii)              For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such proposed business (other than a nomination) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which anniversary date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to be April 15, 2023). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in the second sentence of this Section 2.4(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased after the time period for which nominations would otherwise be due under this Section 2.4(a)(ii) and there is no public announcement naming the nominees for the additional directorships at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”). “The date of the proxy statement” means “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the 1934 Act, as interpreted by the Securities and Exchange Commission from time to time.

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(iii)            A stockholder’s notice to the secretary must set forth:

(A)             as to each person whom the stockholder proposes to nominate for election as a director:

(1)               such person’s name, age, business address, residence address and principal occupation or employment; the class, series and number of shares of stock of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(2)               such person’s written consent to being named in the proxy statement and related materials of the Corporation and the proxy statement and related materials of such stockholder as a nominee of the stockholder and to serving as a director of the Corporation if elected;

(3)               a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

(4)               a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

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(B)              as to any other business that the stockholder proposes to bring before the annual meeting:

(1)               a brief description of the business desired to be brought before the annual meeting;

(2)               the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);

(3)               the reasons for conducting such business at the annual meeting;

(4)               any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(5)               a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(C)              as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)               the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(2)               for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(3)               a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(4)               a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

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(5)               any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(6)               any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7)               any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(8)               any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(9)               any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(10)           a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(11)           a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

(12)           any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

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(13)           such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv)             In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, or postponement thereof and (B) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)               Special Meetings of Stockholders. Special meetings of stockholders may be called only in accordance with the certificate of incorporation and Section 2.3(a) of these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by the Corporation. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

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(c)               Other Requirements.

(i)                 To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b), as applicable:

(A)             a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request);

(B)              a written representation and undertaking that, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(C)              a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(D)             a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(E)              a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)             At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)            No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)            The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

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(v)             Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, director, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)            Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (A) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (B) compliance with clause (D) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)          Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (B) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5              NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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2.6              QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders so present (by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation which are present in person or represented by proxy and entitled to vote thereon) shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting in accordance with Section 2.7, until a quorum is present or represented.

2.7               ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8              ORGANIZATION; CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.9              VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the votes cast. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

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2.10          STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.

2.11          RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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2.12         PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by consent without a meeting, may authorize another person or persons to act for such stockholder by proxy in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13         LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14         INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)              ascertain the number of shares outstanding and the voting power of each;

(b)              determine the shares represented at the meeting and the validity of proxies and ballots;

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(c)               count all votes and ballots;

(d)               determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)               certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1           POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2           NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. The size of the Board of Directors will be fixed in the manner set forth in the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3           ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

The terms of directors shall be as set forth in the certificate of incorporation.

3.4           RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board of Directors, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

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Any vacancies or newly created directorship on the Board of Directors shall be filled in accordance with the certificate of incorporation.

3.5           PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6           REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7           SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the directors then in office; provided that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)               delivered personally by hand, by courier or by telephone;

(b)               sent by United States first-class mail, postage prepaid;

(c)               sent by facsimile;

(d)               sent by electronic mail; or

(e)               otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

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If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8           QUORUM; VOTING

Unless otherwise provided in the certificate of incorporation, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9           BOARD ACTION BY CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

3.10         FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11         REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

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3.12         BOARD MINUTES

The Board of Directors shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

ARTICLE IV - COMMITTEES

4.1           COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.

4.2           SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.3           COMMITTEE MINUTES

Each committee and subcommittee shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

4.4           MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)               Section 3.5 (Place of meetings; Meetings by telephone);

(b)               Section 3.6 (Regular meetings);

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(c)               Section 3.7 (Special meetings; Notice);

(d)               Section 3.8 (Quorum; Voting);

(e)               Section 3.9 (Board action by consent without a meeting); and

(f)                Section 7.4 (Waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members; provided, however, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

ARTICLE V - OFFICERS

5.1           OFFICERS

The officers of the Corporation shall include a president, a treasurer and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2           APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3           SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

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5.4           REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5           VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

5.6           REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of the Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7           AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1           STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

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The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2           SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3           LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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6.4           DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5           TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6           STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7           CERTAIN RESTRICTIONS ON TRANSFER

Without the prior written consent of the Corporation as approved by a majority of the independent directors of the Corporation, and without limiting the rights of any party to the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and the stockholders party thereto (the “A&R Registration Rights Agreement”), neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Seller (or any Permitted Transferee thereof) may be made during the Lock-Up Period applicable to such Lock-Up Shares.

No Transfer of any shares of the Corporation’s stock may be made, except in compliance with applicable federal and state securities laws.

To the extent shares of the Corporation’s stock are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 6.7 in accordance with the DGCL.

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During the Lock-Up Period applicable to any Non-Electing Seller (or any Permitted Transferee thereof), any purported Transfer of Lock-Up Shares by such Non-Electing Seller (or such Permitted Transferee) other than in accordance with these Bylaws shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

Notwithstanding the provisions set forth in this Section 6.7, if (A) at least 120 days have elapsed since the Closing Date (as defined in the Business Combination Agreement) and (B) the Lock-Up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Closing (as defined in the Business Combination Agreement) occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

The foregoing notwithstanding, to the extent any Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) is granted a release or waiver from the restrictions contained in this Section 6.7 prior to the expiration of the Lock-Up Period or any party under the Sponsor Holders Agreement, dated as of the date hereof, by and among the Corporation and the parties thereto (the “Sponsor Holders Agreement”) or the A&R Registration Rights Agreement is granted a release or waiver from its restrictions on transfer of the Corporation’s securities under such agreement, then all Non-Electing Sellers (and any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) shall be automatically granted a release or waiver from the restrictions contained in this Section 6.7 to the same extent, on substantially the same terms as and on a pro rata basis with, such Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) or Person under the Sponsor Holders Agreement or A&R Registration Rights, as applicable, to which such release or waiver is granted.

As used in this Section 6.7, the below terms shall have the following meanings ascribed to them:

(a)               “Affiliate” means (i) with respect to any specified Person that is not a natural person, (A) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (B) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Corporation and each of its subsidiaries shall be deemed not to be Affiliates of any Person.

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(b)               “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(c)               “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy.

(d)               “Lock-Up Period” means the period ending one hundred and eighty (180) days following the Closing Date.

(e)               “Lock-Up Shares” means shares of the Corporation’s stock held by a Non-Electing Seller or a Permitted Transferee thereof, issued (i) as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), dated as of [●], 2022, by and among the Corporation, Adara Acquisition Corp. (“Adara”) and Adara Merger Sub, Inc. (“Merger Sub” and together with Adara, the “Prior Companies”) or (ii) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing (as defined in the Business Combination Agreement) in respect of awards of the Prior Companies outstanding immediately prior to the Closing. For the avoidance of doubt, shares of the Corporation’s stock, which prior to the Domestication (as defined in the Business Combination Agreement) were Class A ordinary shares, shares of the Corporation’s stock sold to the PIPE Investors (as defined in the Business Combination Agreement), shares of the Corporation’s stock issuable upon conversion of the Convertible Notes (as defined in the Business Combination Agreement), shares acquired pursuant to open market purchases after the Closing, as well as any and all other shares of the Corporation’s stock held by any Person other than a Non-Electing Seller or a Permitted Transferee thereof, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under these Bylaws.

(f)                “Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

(g)               “Non-Electing Seller” means any Person that (i) is a holder of Lock-Up Shares and (ii) did not execute a counterpart to the A&R Registration Rights Agreement agreeing to be party thereto.

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(h)               “Permitted Transfer” means any Transfer (i) made to an Affiliate; (ii) pursuant to a bona fide gift or charitable contribution; (iii) by will or intestate succession upon the death of the stockholder; (iv) pursuant to a court order, qualified domestic relations order, divorce settlement, divorce decree, separation agreement or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) pro rata (or in accordance with the applicable organizational documents of the Person making a Transfer) to the direct or indirect partners, members or stockholders of a Person or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi) above; (viii) in connection with any legal, regulatory or other order; (ix) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Corporation’s stock or the vesting of Corporation stock-based awards; (x) to the Corporation in connection with the repurchase of any Person’s shares of the Corporation’s stock in connection with the termination of the stockholder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (xi) made in connection with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Corporation’s stock; (xiii) in the event of the Corporation’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of stock for cash, securities or other property.

(i)                 “Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any Person to whom a Non-Electing Seller is permitted to Transfer shares of stock prior to the expiration of the Lock-Up Period pursuant to the definition of Permitted Transfer.

(j)                 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k)               “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(l)                 “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(m)             “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the transferor (whether by operation of law or otherwise) and, when used as a verb, the transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (as may be amended, the “Exchange Act”) with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Section 6.7 of these Bylaws. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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6.8           REGISTERED STOCKHOLDERS

The Corporation:

(a)               shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)               shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1           NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and these bylaws.

7.2           NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3           NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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7.4           WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1           INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2           INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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8.3           SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer (as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4           INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5           ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by current or former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

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8.6           LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)               for which payment has actually been received by or on behalf of such person under any statute, insurance policy, contract, agreement or other indemnity or advancement provision, vote or otherwise, except with respect to any excess beyond the amount actually received under any statute, insurance policy, contract, agreement, other indemnity or advancement provision, vote or otherwise;

(b)               for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)               for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)               initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)               if prohibited by applicable law.

8.7           DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action brought in accordance with this Section 8.7 for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

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8.8           NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9           INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10         SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11         EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

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8.12         CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1           EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

9.2           FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3           SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4           CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

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ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of  these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

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Exhibit F

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ADARA ACQUISITION CORP.

Adara Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is Adara Acquisition Corp. The Corporation was incorporated under the name Adara Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 5, 2020 (the “Original Certificate”).

2.     An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 8, 2021 (as amended from time to time, the “Existing Certificate”).

3.     This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.     The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.     This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Adara Acquisition Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on _____________, 2022.

ADARA ACQUISITION CORP.

By:

Name:

Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit A

ARTICLE I
NAME

The name of the corporation is Alliance Entertainment Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the city of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 551,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”), including (i) 490,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 60,000,000 shares of Class E Common Stock (the “Class E Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article V of this Second Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class E Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

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(b) Class E Common Stock.

(i)  Shares of Class E Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically on achievement of certain triggering events (“Triggering Event”) established by the directors.

(ii)  The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class E Common Stock.

Each share of Class E Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class E Common Stock will be determined as follows: Each share of Class E Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class E Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class E Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class E Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class E Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class E Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class E Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class E Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class E Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class E Common Stock shall, to the extent required by law, be given to those holders of Class E Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class E Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class E Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

(a) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the initial directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

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(b) The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 5.3 Removal

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Section 5.4 Newly Created Directorships and Vacancies.

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 5.5 Preferred Stock – Directors

Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. No By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

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ARTICLE VII
STOCKHOLDERS

(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

(b) Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

(c) Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

(a) To the fullest extent permitted by Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

(b) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

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ARTICLE X
AMENDMENTS

(a) Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part (b) of Article IV, Article V, Article VI,, Article VII, Article VIII, Article IX and this Article X.

(b) If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI
DGCL SECTION 203

The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 12.1 Forum. Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.3 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

IN WITNESS WHEREOF, Adara Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

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EXHIBIT G

Directors and Officers of the Surviving Corporation and Adara

Directors

1.	Jeff Walker

2.	Bruce Ogilvie

3.	Tom Finke

4.	Tom Donaldson

5.	Alan Tuchman

6.	Paul Eibeler

7.	Terri Wielenga-Bossenmeyer

Officers

1.	Jeff Walker – Chief Executive Officer

2.	Bruce Ogilvie – Chairman

3.	John Kutch – Chief Financial Officer

SCHEDULE A

Company Knowledge Parties

1.	Bruce Ogilvie

2.	Jeff Walker

SCHEDULE B

Key Company Stockholders

1.	Jeff Walker

2.	Bruce Ogilvie, Jr. Trust dated January 20, 1994

3.	Ogilvie Legacy Trust dated September 14th, 2021

SCHEDULE C

Adara Initial Stockholders

1.	Adara Sponsor LLC